Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-13954 on Form N-1A of our report dated February 26, 2024, relating to the financial statements and financial highlights of Core Income, Diversified Bond, Floating Rate Income, High Yield Bond, Inflation Managed, Intermediate Bond, Managed Bond, Short Duration Bond, Emerging Markets Debt, Dividend Growth, Equity Index, Focused Growth, Growth, Hedged Equity, Large-Cap Core, Large-Cap Growth, Large-Cap Value, Mid-Cap Equity, Mid-Cap Growth, Mid-Cap Value, Small-Cap Equity, Small-Cap Growth, Small-Cap Index, Small-Cap Value, Value, Value Advantage, Emerging Markets, International Growth, International Large-Cap, International Small-Cap, International Value, Health Sciences, Real Estate, Technology, ESG Diversified, ESG Diversified Growth, PSF Avantis Balanced Allocation, Pacific Dynamix – Conservative Growth, Pacific Dynamix – Moderate Growth, Pacific Dynamix – Growth, Portfolio Optimization Conservative, Portfolio Optimization Moderate-Conservative, Portfolio Optimization Moderate, Portfolio Optimization Growth, Portfolio Optimization Aggressive-Growth, PD 1-3 Year Corporate Bond, PD Aggregate Bond Index, PD High Yield Bond Market, PD Large-Cap Growth Index, PD Large-Cap Value Index, PD Mid-Cap Index, PD Small-Cap Growth Index, PD Small-Cap Value Index, PD Emerging Markets Index, and PD International Large-Cap Index Portfolios, each a series of Pacific Select Fund, appearing in the Annual Report on Form N-CSR of Pacific Select Fund for the year ended December 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 26, 2024